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                                   EXHIBIT 10.13.3


                                ASSIGNMENT OF INTEREST


    THIS ASSIGNMENT made this 5th day of November, 1996, by and between Lithia Properties, L.L.C. ("Assignor") and Lithia Motors, Inc. ("Assignee"):

    WITNESSETH, that for valuable consideration received, which is hereby acknowledged, the Assignor hereby assigns and transfers to the Assignee all of its rights, title, obligations and interest in that certain "Land Sale Contract" dated August 2, 1996, wherein Lithia Properties, L.L.C. is the buyer and Milford
G. Roberts, Sr. and Sandra L. Roberts are the sellers for the real property at 2121 Centennial Boulevard in Eugene, Oregon. Provided, however, that no warranties of any kind whatsoever are made incident to this Assignment.


Lithia Properties, L.L.C.              Lithia Motors, Inc.


/s/ Sidney B. DeBoer                   /s/ Sidney B. DeBoer
Sidney B. DeBoer                       Sidney B. DeBoer, President